EXHIBIT 11.1

                        Computation of Per Share Earnings

                                                 1998              1997                 1996
                                                 ----              ----                 ----

Net Earnings                                $  893,489          $1,408,203           $1,206,222
Dividends Paid                                (682,368)           (620,812)            (515,029)
                                            ----------          ----------           ----------
                                            $  211,121          $  787,391           $  691,193
Weighted Average Shares Outstanding             66,763              61,934               56,984
Earnings Per Share of Common Stock          $     3.16          $    12.71           $    12.13